Exhibit 99.1

THE MADISON SQUARE GARDEN COMPANY REPORTS

FOURTH QUARTER AND FISCAL 2013 RESULTS

Fiscal 2013 revenues of $1.3 billion, a 4% increase compared to prior year

Fiscal 2013 AOCF of $355.6 million, a 26% increase compared to prior year

Fiscal 2013 operating income of $251.1 million, up 41% versus prior year

Fourth quarter revenues of $336.4 million, a 1% increase compared to prior year fourth quarter

Fourth quarter AOCF of $92.2 million, a 19% increase compared to prior year fourth quarter

Fourth quarter operating income of $66.1 million, up 32% versus prior year fourth quarter

NEW YORK, N.Y., August 21, 2013 – The Madison Square Garden Company (NASDAQ: MSG) today reported financial results for the fourth quarter and fiscal year ended June 30, 2013.

Fiscal 2013 revenues of $1.3 billion grew 4%, as compared to the prior year, primarily due to an increase in revenues in the MSG Media and MSG Sports segments, partially offset by a decrease in revenues in the MSG Entertainment segment. Adjusted operating cash flow (“AOCF”)(1) of $355.6 million increased 26%, as compared to the prior year, primarily due to an increase in AOCF in the MSG Media segment, partially offset by a decrease in AOCF in the MSG Entertainment and MSG Sports segments. Fiscal 2013 operating income of $251.1 million grew 41% and net income of $142.4 million ($1.83 per diluted share) increased 34%, both as compared to the prior year.

Fiscal 2013 fourth quarter revenues of $336.4 million grew 1%, as compared to the prior year fourth quarter, primarily due to an increase in revenues in the MSG Media and MSG Sports segments, mostly offset by a decrease in revenues in the MSG Entertainment segment. AOCF of $92.2 million increased 19%, as compared to the prior year fourth quarter, primarily due to an increase in AOCF in the MSG Media and MSG Sports segments, partially offset by a decrease in AOCF in the MSG Entertainment segment. Fiscal 2013 fourth quarter operating income of $66.1 million grew 32% and net income of $36.4 million ($0.47 per diluted share) increased 27%, both as compared to the prior year fourth quarter.

President and CEO Hank Ratner said: “We concluded fiscal 2013 with a solid fourth quarter, capping off another record year of revenues and adjusted operating cash flow for our company, as we continue to benefit from the combined strength of our fully integrated media, entertainment and sports business. This fall, we will reach one of the most important moments in Madison Square Garden’s history as we debut a completely transformed arena that will continue to deliver multiple benefits for our company. This will be followed early next calendar year with the re-opening of a revitalized Forum arena, which will mark the company’s venue expansion to the West Coast. This is an exciting time for our company and, looking ahead, we feel confident that the successful completion of these significant capital investments, along with our strong balance sheet, will leave us well positioned to pursue opportunities to drive continued growth over the long-term.”

Results from Operations

Segment results for the quarters ended June 30, 2013 and 2012 are as follows:

	Revenues			AOCF			Operating Income (Loss)
$ millions	F’Q4 2013	F’Q4 2012	% Change	F’Q4 2013	F’Q4 2012	% Change	F’Q4 2013	F’Q4 2012	% Change
MSG Media	$176.8	$167.0	6%	$81.8	$65.9	24%	$77.6	$59.5	30%
MSG Entertainment	34.8	50.8	(31)%	(14.6)	(5.3)	(174)%	(17.8)	(8.7)	(106)%
MSG Sports	140.7	131.2	7%	28.4	19.8	43%	25.8	16.0	61%
Other (includes eliminations)	(15.9)	(16.0)	(0)%	(3.4)	(2.6)	(31)%	(19.4)	(17.0)	(14)%

Total Company	$336.4	$332.9	1%	$92.2	$77.8	19%	$66.1	$49.9	32%

Note: Does not foot due to rounding

1.	See definition of adjusted operating cash flow (“AOCF”) included in the discussion of non-GAAP financial measures on page 4 of this earnings release.

MSG Media

For fiscal 2013 as compared to the prior year, MSG Media revenues of $677.7 million increased 10%. The increase in revenues was primarily due to an increase in affiliation fee revenue and, to a lesser extent, an increase in advertising revenue and other net increases. AOCF of $349.5 million increased 35% and operating income of $328.6 million increased 44%, both primarily due to the increase in revenues and a decrease in direct operating expenses.

For the fiscal 2013 fourth quarter as compared to the prior year period, MSG Media revenues of $176.8 million grew 6%. Affiliation fee revenue increased $7.1 million, primarily attributable to higher affiliation rates. Advertising revenue increased $5.8 million, primarily due to higher advertising revenue at both MSG Networks and Fuse. Other revenues decreased $3.1 million, primarily due to the expiration of a short-term programming licensing agreement in April 2013. Fourth quarter AOCF of $81.8 million increased 24% and operating income of $77.6 million increased 30%, primarily due to the increase in revenues and a decrease in direct operating expenses. The decrease in direct operating expenses was primarily due to lower programming expenses at Fuse, partially offset by higher programming expenses at MSG Networks and other net increases.

MSG Entertainment

For fiscal 2013 as compared to the prior year, MSG Entertainment revenues of $252.2 million decreased 4%. The decrease in revenues was primarily due to lower overall event-related revenues at the Company’s venues and lower revenues for the Radio City Christmas Spectacular franchise, primarily as a result of Superstorm Sandy’s impact on attendance in New York, partially offset by higher suite rental fee revenue, venue-related sponsorship and signage revenues and other net increases. AOCF decreased by $15.5 million to a loss of $10.2 million and operating loss of $24.7 million increased by $15.4 million, both primarily due to the decrease in revenues and, to a lesser extent, higher selling, general and administrative expenses. Fiscal 2013 results were also impacted by operating expenses related to the Forum, which was not open for events during the year, as well as by a $5.0 million impairment charge related to a production of the Radio City Christmas Spectacular that played in three markets outside of New York.

For the fiscal 2013 fourth quarter as compared to the prior year period, MSG Entertainment revenues of $34.8 million decreased 31%. The decrease was primarily due to lower event-related revenues at the Company’s venues, mainly the result of fewer theater events, inclusive of fewer promoted events, partially offset by higher suite rental fee revenue and venue-related sponsorship and signage revenues. Fourth quarter AOCF loss of $14.6 million increased $9.3 million and operating loss of $17.8 million increased $9.2 million, primarily due to the decrease in revenues, partially offset by lower direct operating expenses. The decrease in direct operating expenses was primarily due to fewer events in the Company’s venues, partially offset by higher venue operating costs, primarily for Radio City Music Hall, the Forum, The Garden and The Theater at Madison Square Garden, and other net expense increases.

MSG Sports

For fiscal 2013 as compared to the prior year, MSG Sports revenues of $470.3 million increased 1%. The increase in revenues was due to higher suite rental fee revenue and professional sports team sponsorship and signage revenues, mostly offset by lower professional sports team ticket-related revenue, event-related revenues from other live sporting events, professional sports team food, beverage and merchandise sales, and other net decreases. AOCF of $27.0 million decreased 6%, due to an increase in selling, general and administrative and direct operating expenses, mostly offset by the increase in revenues. Operating income of $13.5 million increased 3%, due to the increase in revenues and lower depreciation and amortization expense, mostly offset by higher selling, general and administrative and direct operating expenses.

For the fiscal 2013 fourth quarter as compared to the prior year period, MSG Sports revenues of $140.7 million increased 7%. Segment revenues were positively impacted by the New York Rangers’ compressed regular season schedule in the quarter as a result of the NHL work stoppage. In addition, the comparability of segment revenues to the prior year period was negatively impacted by the New York Knicks’ compressed regular season schedule in the prior year quarter as a result of the NBA work stoppage. On an overall basis, the increase in revenues was primarily due to higher suite rental fee revenue, sponsorship and signage revenues, and professional sports team food, beverage and merchandise sales, partially offset by lower league distributions. In addition, event-related revenues from other live sporting events increased, while professional sports team playoff-related revenues slightly decreased. Fourth quarter AOCF of $28.4 million increased 43% and operating income of $25.8 million increased 61%, both primarily due to higher revenues, slightly offset by higher direct operating expenses.

About The Madison Square Garden Company

The Madison Square Garden Company is a fully integrated sports, media and entertainment business. The Company is comprised of three business segments: MSG Sports, MSG Media and MSG Entertainment, which are strategically aligned to work together to drive the Company’s overall business, which is built on a foundation of iconic venues and compelling content that the Company creates, produces, presents and/or distributes through its programming networks and other media assets. MSG Sports owns and operates the following sports franchises: the New York Knicks (NBA), the New York Rangers (NHL), the New York Liberty (WNBA), and the Hartford Wolf Pack (AHL). MSG Sports also features the presentation of a wide variety of live sporting events including professional boxing, college basketball, bull riding and tennis. MSG Media is a leader in production and content development for multiple distribution platforms, including content originating from the Company’s venues. MSG Media’s television networks consist of regional sports networks, MSG Network and MSG+, collectively referred to as MSG Networks; and Fuse, a national television network dedicated to music. MSG Networks also include high-definition channels, MSG HD and MSG+ HD, and Fuse includes its high-definition channel, Fuse HD. MSG Entertainment is one of the country’s leaders in live entertainment. MSG Entertainment creates, produces and/or presents a variety of live productions, including the Radio City Christmas Spectacular featuring the Radio City Rockettes. MSG Entertainment also presents or hosts other live entertainment events such as concerts, family shows and special events in the Company’s diverse collection of venues. These venues consist of Madison Square Garden, The Theater at Madison Square Garden, Radio City Music Hall, the Beacon Theatre, the Forum in Inglewood, CA, The Chicago Theatre, and the Wang Theatre in Boston, MA. More information is available at www.themadisonsquaregardencompany.com.

Non-GAAP Financial Measures

We define adjusted operating cash flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before 1) depreciation, amortization and impairments of property and equipment and intangible assets, 2) share-based compensation expense or benefit, and 3) restructuring charges or credits. Because it is based upon operating income (loss), AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of our business without regard to either the distortive effects of fluctuating stock prices or the settlement of an obligation that is not expected to be made in cash.

We believe AOCF is an appropriate measure for evaluating the operating performance of our business segments and the company on a consolidated basis. AOCF and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and AOCF measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of AOCF to operating income (loss), please see page 5 of this release.

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industry in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

# # #

Contacts:

Kimberly Kerns Senior Vice President Communications The Madison Square Garden Company (212) 465-6442	Ari Danes, CFA Vice President Investor Relations The Madison Square Garden Company (212) 465-6072

Conference Call Information:

The conference call will be Webcast live today at 10:00 a.m. ET at www.themadisonsquaregardencompany.com

Conference call dial-in number is 877-347-9170 / Conference ID Number 19643473

Conference call replay number is 855-859-2056 / Conference ID Number 19643473 until August 28, 2013

THE MADISON SQUARE GARDEN COMPANY

CONSOLIDATED OPERATIONS DATA AND RECONCILIATION

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2013	2012	2013	2012
Revenues	$336,360	$332,919	$1,340,818	$1,284,016

Adjusted operating cash flow	$92,225	$77,782	$355,561	$283,235
Share-based compensation expense	(1,442)	(3,388)	(15,340)	(18,205)

Operating income before depreciation and amortization	90,783	74,394	340,221	265,030
Depreciation and amortization (incl. impairments)	(24,693)	(24,509)	(89,132)	(87,503)

Operating income	66,090	49,885	251,089	177,527
Other income (expense):
Interest expense, net	(2,115)	(1,151)	(5,722)	(4,752)
Miscellaneous	22	482	3,497	7,072

Income from operations before income taxes	63,997	49,216	248,864	179,847
Income tax expense	(27,580)	(20,653)	(106,482)	(73,302)

Net income	$36,417	$28,563	$142,382	$106,545

Basic earnings per common share	$0.47	$0.38	$1.87	$1.42

Diluted earnings per common share	$0.47	$0.37	$1.83	$1.38

Basic weighted-average number of common shares outstanding	77,009	75,606	76,268	74,938
Diluted weighted-average number of common shares outstanding	78,067	77,664	77,940	77,459

ADJUSTMENTS TO RECONCILE ADJUSTED OPERATING CASH FLOW TO

OPERATING INCOME (LOSS)

The following is a description of the adjustments to operating income (loss) in arriving at adjusted operating cash flow as described in this earnings release:

•	Depreciation and amortization. This adjustment eliminates depreciation, amortization and impairments of property and equipment and intangible assets in all periods.

•

Share-based compensation expense. This adjustment eliminates the compensation expense relating to restricted stock, restricted stock units, stock options and stock appreciation rights granted under our employee stock plans and non-employee director plans in all periods.

THE MADISON SQUARE GARDEN COMPANY

CONSOLIDATED OPERATIONS DATA

(Dollars in thousands)

(Unaudited)

REVENUES

	Three Months Ended June 30,		% Change
	2013	2012
MSG Media	$176,759	$166,950	6%
MSG Entertainment	34,805	50,808	(31)%
MSG Sports	140,743	131,159	7%
Other (including Inter-segment eliminations)	(15,947)	(15,998)	(0)%

Total Madison Square Garden Company	$336,360	$332,919	1%

	Twelve Months Ended June 30,		% Change
	2013	2012
MSG Media	$677,733	$614,168	10%
MSG Entertainment	252,195	263,976	(4)%
MSG Sports	470,290	464,726	1%
Other (including Inter-segment eliminations)	(59,400)	(58,854)	(1)%

Total Madison Square Garden Company	$1,340,818	$1,284,016	4%

ADJUSTED OPERATING CASH FLOW AND OPERATING INCOME (LOSS)

	Adjusted Operating Cash Flow				Operating Income (Loss)
	Three Months Ended June 30,		% Change		Three Months Ended June 30,		% Change
	2013	2012			2013	2012
MSG Media	$81,794	$65,881	24%		$77,587	$59,509	30%
MSG Entertainment	(14,604)	(5,322)	(174	) %	(17,828)	(8,658)	(106	) %
MSG Sports	28,388	19,784	43%		25,753	16,018	61%
All other	(3,353)	(2,561)	(31	) %	(19,422)	(16,984)	(14	) %

Total Madison Square Garden Company	$92,225	$77,782	19%		$66,090	$49,885	32%

	Adjusted Operating Cash Flow				Operating Income (Loss)
	Twelve Months Ended June 30,		% Change		Twelve Months Ended June 30,		% Change
	2013	2012			2013	2012
MSG Media	$349,506	$258,599	35%		$328,569	$228,346	44%
MSG Entertainment	(10,205)	5,295	n/a		(24,732)	(9,302)	(166	) %
MSG Sports	27,014	28,717	(6	) %	13,474	13,069	3%
All other	(10,754)	(9,376)	(15	) %	(66,222)	(54,586)	(21	) %

Total Madison Square Garden Company	$355,561	$283,235	26%		$251,089	$177,527	41%

THE MADISON SQUARE GARDEN COMPANY

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

(Unaudited)

	June 30, 2013	June 30, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$277,913	$206,500
Restricted cash	8,413	5,789
Accounts receivable, net	145,728	126,565
Net related party receivables	18,565	27,277
Prepaid expenses	41,215	29,700
Other current assets	20,339	19,980

Total current assets	512,173	415,811
Property and equipment, net	1,135,180	969,528
Amortizable intangible assets, net	90,705	101,814
Indefinite-lived intangible assets	158,636	158,636
Goodwill	742,492	742,492
Other assets	93,028	136,403

	$2,732,214	$2,524,684

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$16,006	$33,048
Net related party payables	283	362
Accrued liabilities:
Employee related costs	70,663	82,886
Other accrued liabilities	221,405	188,410
Deferred revenue	237,537	211,639

Total current liabilities	545,894	516,345
Defined benefit and other postretirement obligations	59,726	58,817
Other employee related costs	45,370	36,689
Other liabilities	58,536	60,438
Deferred tax liability	543,753	532,382

Total liabilities	1,253,279	1,204,671

Commitments and contingencies
Stockholders’ Equity:
Class A Common stock, par value $0.01, 360,000 shares authorized; 63,268 and 62,016 shares outstanding	639	628
Class B Common stock, par value $0.01, 90,000 shares authorized; 13,589 shares outstanding	136	136
Preferred stock, par value $0.01, 45,000 shares authorized; none outstanding	—	—
Additional paid-in capital	1,070,764	1,070,046
Treasury stock, at cost, 596 and 927 shares	(14,179)	(22,047)
Retained earnings	437,794	295,412
Accumulated other comprehensive loss	(16,219)	(24,162)

Total stockholders’ equity	1,478,935	1,320,013

	$2,732,214	$2,524,684

THE MADISON SQUARE GARDEN COMPANY

SELECTED CASH FLOW INFORMATION

(Dollars in thousands)

(Unaudited)

	Twelve Months Ended June 30,
	2013	2012
Net cash provided by operating activities	$263,055	$333,373

Net cash used in investing activities	(185,361)	(429,081)

Net cash used in financing activities	(6,281)	(2,668)

Net increase (decrease) in cash and cash equivalents	71,413	(98,376)
Cash and cash equivalents at beginning of period	206,500	304,876

Cash and cash equivalents at end of period	$277,913	$206,500